Exhibit 10(k)

Mike Childers
Employment Arrangements

Since March 13, 2006, TXU Corp. (the “Company”) has employed Mike Childers as Chief Executive Officer, Generation Development on an at-will employee basis. The Company pays Mr. Childers an annual salary equal to $400,000, and Mr. Childers is eligible to participate in all compensation and benefit plans of the Company in which similarly situated executives are eligible to participate, which currently include the TXU Corp. Executive Annual Incentive Plan, the TXU Corp. 2005 Omnibus Incentive Plan, the TXU Corp. Salary Deferral Plan, the TXU Executive Financial Advisement Program, the Executive Physical Examination Program, the TXU Second Supplemental Retirement Plan, the TXU Corp. Executive Change in Control Policy and the TXU Corp. 2005 Executive Severance Plan. Assuming Mr. Childers is employed with the Company on the date 2007 awards are granted pursuant to the 2005 Omnibus Incentive Plan, the award to be granted to Mr. Childers will have a face value equal to not less than 165% of his base salary, based on the share price of the Company’s common stock at the time of grant.